Composite Technology Corporation
Third Quarter 2010 Earnings Conference Call
August 10, 2010

Operator:                                             Good afternoon, and welcome to the Composite Technology Corporation Third Quarter 2010 Conference Call.  All participants will be in a listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero.  Please note this event is being recorded.

I would now like to turn the conference over to Mr. James Carswell, Director of Investor Relations for Composite Technology.  Sir, please go ahead.

James Carswell:                                 Thank you, and welcome to our earnings call for the quarter ending June 30, 2010.  With us today on the call are Benton Wilcoxon, our Chief Executive Officer; and DJ Carney, our Chief Financial Officer.

Before we get started, I’d like to read a brief Safe Harbor statement and then turn the call over to Benton.

The statements made during this call and which are not strictly historical in nature constitute forward-looking statements.  Such statements include, but are not limited to, the statements regarding the potential sales of ACCC® conductors and related products, expectations regarding CTC Cable revenue, costs, expenses and the cash flow for fiscal 2010, any expectations regarding any current or future litigation, top line growth, earnings potential, and CTC Cable business and the Company’s position in the green energy efficiency and alternative energy sectors, as well as the Company’s plans for CTC Cable in the United States or internationally, plans for development efforts in the CTC Cable business, expectations for current and future CTC Cable sales, and anticipated financial results for fiscal 2010.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause CTC’s actual results to be materially different from those expressed or implied in such forward-looking statements.  These factors include, but are not limited to, risks related to the operation of CTC Cable, risks related to the Company’s financial wellbeing, sources of materials and the risk that the Company will continue as a going concern, the risk that the customers who use our ACCC conductor technology may not grow as anticipated, the risk that the anticipated market opportunities may not materialize at the expected level or at all, and risk that the activities may not result in the growth of possible revenue.

All forward-looking statements are quantified in their entirety by this cautionary statement and CTC is providing this information as of this date and does not take any obligation to update any forward-looking statements discussed in this call as a result of any new information, future events, or otherwise other than required under the applicable securities laws.

Now, I’d like to turn the call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon:                               Thank you, James.  Our agenda for today’s call will be as follows:  First, our CFO, DJ Carney, will provide commentary on our financial results; then I will provide commentary on the quarter and discuss near and mid-term objectives and opportunities for business.  Today, we will not be taking questions during this conference call since our schedule today does not allow the additional time.  DJ?

DJ Carney:                                           Thanks, Benton.  I’ll take a few minutes to walk through the financial results for the third quarter.  From a financial perspective, the quarter was very disappointing from a top-line perspective, but shows sign of improvement in the quarters to come.

ACCC revenues for the quarter were 583,000, as compared to 3.6 million in the June 2009 quarter, and a decline from 4.3 million in the March 2010 quarter.  Revenue declines from the prior quarter were due in part to accounting revenue recognition deferrals and delayed shipments from customer orders to Indonesia and the Middle East which had been expected to be completed by quarter end.  These orders totaled approximately 1.9 million and included several shipments delayed into July at the request of the customers and which delayed revenue recognition.  All of the 1.9 million was recognized into revenue subsequent to quarter end.

Revenue declines from a year ago are due to the decrease in sales into China, which declined to zero in the quarter from 2.3 million in the 2009 quarter, and from the revenue recognition deferrals described earlier.  China based revenues have decreased from 9.9 million, or 70% of revenues, for the nine months ending June 30, 2009, to 200,000, or 3% of revenues, for the corresponding nine months ending June 30, 2010.  Benton will discuss our efforts to restart the China business later in the call.

Excluding the China business, the US and the rest of the world revenues increased from 4.2 million for the nine months ended June 2009, to 7.3 million for the nine months ended June 2010, for an annualized revenue growth rate of over 70% for our non-China business efforts.  We also had the largest single order month in July in over two years, with nearly $4 million in orders booked, half of which were US orders and half of which were international orders.

Our net loss from continuing operations for the quarter increased 1.6 million to 5.6 million, from 4.0 million in the prior year, due to the net effect of 700,000 of lower gross margin and operating expense increases of $900,000.  The June 2010 operating loss was consistent with the March 2010 quarter loss, despite 1.1 million in lower gross margin, offset by a reduction of 1.1 million in operating expenses.  The June 2010 quarter saw significant plant under-utilization which resulted in production variances which were charged to cost of sales and which resulted in negative gross margins.

On the operating expenses, excluding stock compensation depreciation and other non-cash charges, the June 2010 cash basis operating expenses increased by 1.3 million over the June 2009 quarter and were driven by higher legal expenses related to our ongoing litigation, additional sales related headcount and sales compensation costs, and the cost of one additional officer.  Sequentially, June 2010 cash basis expenses decreased by 700,000 from March 2010.  The decrease was due to lower officer compensation, lower sales commissions on lower revenues, and the continuing effects of our cost reduction measures we began in December of 2009, including headcount reductions and overhead cost reductions.

As for the balance sheet, we ended the quarter with unrestricted cash of $7.4 million, an increase of 4.7 million from the March 2010 quarter, and the result of net spending of 5 million on operations and the issuance of 10 million in senior secured debt in April 2010.

With that, I’ll turn the call back over to our CEO, Benton Wilcoxon.

Benton Wilcoxon:                               Thank you, DJ.  Obviously, we are disappointed with the financial results of the quarter, but feel that we continue to position ourselves to increase revenue by increasing the sales of ACCC® conductor and ACCC® core.

Despite some news reports to the contrary, the economic downturn continues to affect capital spending of utility customers with reconductoring and new construction projects curtailed.  Many projects that we expected months ago continue to be delayed, with many order delays exceeding four months from when we expected them.  Financial and industry analysts confirm significant delays in electrical infrastructure projects and expect favorable acceleration over the near term.  The delayed programs which we have are still forecast for future quarters, as they have not been withdrawn.

Our efforts to qualify Alcan Cable as a strander have been successful.  An announcement on this topic will be forthcoming.  With qualification complete, Alcan can now begin its sales activities and we still expect Alcan to contribute to revenues in the second half of calendar 2010.  We’ve had several meetings to design marketing strategies; however, we will wait until Alcan releases the information themselves so we don’t steal any of their thunder.

Additionally, to clarify a question we had been asked, that Alcan Cable, which is owned by Alcan Engineered Products Company, apparently has been a point of an announcement by their parent, Rio Tinto, which stated they were selling a 61% stake in the Alcan Engineered Products Company.  However, if one reads the release carefully, that does not include, it apparently excludes Alcan Cable.  Therefore, we don’t anticipate any change in our relationship with Alcan Cable.

We’re continuing our strategy of finding qualified conductor manufacturers to strand aluminum around ACCC core to create finished product, ACCC conductor, and expect additional stranders in South America to come on line this year.  Equipment is being ordered and trial will begin in the coming weeks for stranders in two countries in South America.  We’re also looking at additional strander candidates in Asia.

As prudent business dictates, we continue to work to reduce operating expenses and improve our operating systems.  We implemented a work-share program this past quarter for production staff that significantly reduced operating costs.  This is a program offered in co-ordination with the State of California.  We also improved our inventory management system, which gave us tighter control of materials and reduced inventory variances.  Finally, in April, we renegotiated the lease on our Irvine headquarters, which will save us nearly 400,000 a year on rent.

Even while working on operating expense reductions, we continue critical investments in the business; most notably for key hires in international sales and business development, marketing, R&D and application engineering.  The hires related to marketing and business development roles included two senior experienced individuals who will help us position and define how our product enables key advantages for customers.  They are providing expertise in how to tailor presentations for each customer’s needs.  These two key hires were made in June and will assist in sales coverage in Europe, the Middle East and Africa.

Another key hire was made to head our applications engineering group.  She’s an experienced transmission engineering professional that has headed various notable transmission groups.  Also, we’ve recruited another good applications engineer for our team that provides details of the engineering and financial advantages of our ACCC technology, compared to traditional conductors, for each potential customer’s projects.

A fourth key recruit is an experienced PhD in material science, with an MBA, that has excellent experience in carbon and glass composites research and development.  He will head our R&D team.

We have also recruited an excellent operations manager for ACCC core and hardware production operations, as well as a new experienced quality control manager.  They all provide senior level experience in their respective fields.

We’ve also hired two sharp MBA graduates that are bringing fresh market research and marketing context to CTC Cable.

We’ve commenced a major analysis and review of our past successes, as well as our failures, in order to redefine our message and approach to each customer in order to turn CTC into a world-class product marketing and sales organization.  We needed to fully understand how to apply our products to each customer application and to develop and provide specific market application new products, along with enhancements of our existing ACCC products.  Each is critical to the success of our sales efforts.  Overall, despite only a few months or weeks on the job, we are pleased with the experience level we were able to attract, and we already see a significant sharpening of our sales message and an improvement in the way our technical evaluations for customers are performed.  Watch for future releases as we identify these key additions.

We continued our search, using a prominent professional search firm, with experience, actually, in electrical energy practice.  We continued to search for a new President of our CTC Cable division after the departure of John Brewster.  We are very pleased to say our search has been successful and we plan on announcing the new President this month.  He brings serious experience from the top levels of the transmission and distribution business sector, and in developing strategies that have been used by major utilities.  We believe that this will create substantial sales in value, as well as important relationships in the US and in foreign companies.

Our push into key foreign markets continues.  We made important market development trips to the Middle East, Europe and Latin America, and we keep a constant presence in China.  These key initiatives, we believe, are going to create sales, and we have bids going into place now on several large projects in those regions.

As we announced yesterday, we established a new CTC Cable Asia subsidiary, headquartered in Beijing, China.  We’ve hired the first two key top employees and expect to finalize operations location and continue to staff this subsidiary in the very near future.  The intention is to provide local support for business in China and to support our strategic initiatives of sales expected from the region.

In May, Marv Sepe traveled to China with the Secretary of Commerce, Gary Locke, on the Obama Administration’s Clean Energy Iniative.  CTC was represented, along with 23 other companies that represented the best the US has to offer in clean energy and energy efficient technologies.  The mission raised the profile of CTC in China and underscored the importance of the technology we offer.  We consider the mission to be a success for CTC and some of the relationships established will be important for our long-term success in the region.

Marv has maintained his close ties with the Department of Commerce and represents CTC as an active member of the Southern California Regional District Export Council, a working arm of the DOC.  As part of this role, Marv was invited to the White House in early July as part of a select group to be briefed by President Obama and the Secretary of Commerce on the progress made on the National Export Initiative, the President’s ambitious goal to double exports in the US within five years.

We are continuing to negotiate with potential partners in China for a strategic relationship that would accelerate setting up our operations there and increasing the effectiveness of our organization and business development plans in China.  Although this is something that we have spoken of in previous conference calls, we believe we are reaching conclusions of our negotiations with specific parties and have definitive plans in mind, as well as believe that our new employees there will add strategic benefit since they are very well placed in the energy field and very sharp in electrical engineering, as well as their connections within the electrical energy world of China.

We still consider a properly designed energy bill with incentives to use more efficient modern conductor technology, such as our ACCC conductors, to be a key driver for the accelerated use of our product in the US.  Nevertheless, it seems that Washington is not yet focused on such a bill as a priority, though we remain hopeful that it will still come to pass in the near future.  We continue our lobbying efforts and our discussions with various government officials and staff of key senators and members of the House of Representatives.

Comments as far as our legal department are as follows:  We will aggressively continue to enforce our intellectual property that we have invested in heavily and continue to develop.  The patent infringement law suit that we filed against Mercury Cable continues to progress in the legal system and we remain confident in our position.  The trade secrets law suit filed against Mercury Cable also continues to progress through the legal system.  In the shareholder derivative law suit, we are aggressively defending our position and are confident of ultimate success.  In our former DeWind subsidiaries in Europe, there remain some legal issues that are being dealt with within their respective jurisdictions.

Finally, the escrow with the remaining proceeds of the sale of DeWind is principally still in place, although we received a release of 836,000 in July, which leaves a balance of 16.4 million in escrow, composed of 4.7 million in short-term issues being negotiated and 11.7 million in longer-term issues to yet be resolved.

Although we have had significant orders this quarter, not all of the revenue may be recognized during the current quarter due to lack of credit payment terms and defined receipt of the product in a specific foreign country before we receive the payment.  If we do not receive adequate cash revenue, then we may have to obtain additional financing, either through subordinated loans or a sale of equity.

In conclusion …

DJ Carney:                                           Benton, let me clarify.  You said “lack of credit”, it should have been “letter of credit”.

Benton Wilcoxon:                               Right.

DJ Carney:                                           I did not want you to imply that we don’t have credit terms with these customers.  Apologies for interrupting.

Benton Wilcoxon:                               Yes, that’s right.  Well, it’s letter of credit that they have to, yes, receive, right.

In conclusion, although this quarter is the most disappointing in recent history, we have never been so excited by our potential and the expectations of our new team.  We are confident that we are now redefining our business strategy, which we believe will lead to success in markets that have previously been elusive.  Enacting this new strategy should allow us to broaden our relationships with conductor manufacturers, transmission design firms, project engineering companies, various US and foreign government organizations related to electrical power and various regulatory agencies in both existing and promising new markets.  We are keenly aware that this is the key for our success.   We have made high-quality additions to our staff to facilitate this and we are actively engaged with strategic relationships that we believe will drive revenues and capabilities in key markets over the coming months.  Using these new approaches, along with aggressive actions, we believe will improve our sales and will yield tangible benefits in the coming quarters.

Therefore, I’d like to thank each of you for your support and thank you for joining us on our conference call, and we look forward to an improved quarter in the next quarter discussion.  Thank you.

Operator:                                              The conference has now concluded.  Thank you for attending today’s presentation.  You may now disconnect.